EXHIBIT 5.1

June 9, 2004

Range Resources Corporation
777 Main Street, Suite 8000
Fort Worth, Texas 76102

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Range Resources Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of the Commission, in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Securities Act”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”). This Registration Statement incorporates by reference the Company’s Registration Statement on Form S-3/A (No. 333-76837) filed with the Commission on September 24, 1999.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to the date hereof and such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

     In connection with this opinion letter, we have assumed that (i) the Registration Statement, and any amendment thereto (including post-effective amendments), will have become effective under the Securities Act, (ii) all Common Stock to be offered and sold by the Company pursuant to the Registration Statement will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement, (iii) at the time of any offering or sale of any shares of Common Stock to be offered and sold by the Company pursuant to the Registration Statement, the Company will have such number of shares of Common Stock, as set forth in such offering or sale, authorized, established (if applicable) and available for issuance, and (iv) a definitive purchase, underwriting or similar agreement (the “Underwriting Agreement”) with respect to any shares of Common Stock to be offered and sold by the Company pursuant to the Registration Statement will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

     Based upon such examination and review and the foregoing assumptions, we are of the opinion that when (a) the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to approve the issuance and sale of any shares of Common Stock to be offered and sold by the Company pursuant to the Registration Statement

June 9, 2004

and (b) such shares of Common Stock have been issued and sold by the Company as contemplated in the Registration Statement in accordance with the Underwriting Agreement and paid for by the underwriters thereunder in accordance therewith, all such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the laws of the United States of America and to the Delaware General Corporation Law as in effect on the date hereof and we undertake no duty to update or supplement the foregoing opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the any prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

/s/ Vinson & Elkins L.L.P.